Subsidiaries of Franklin BSP Real Estate Debt, Inc.

Subsidiary	Jurisdiction of Incorporation
FBRED REIT Real Estate Debt OPCO, LLC	Delaware
FBRED REIT Equity, LLC	Delaware
FBRED REIT Finance, LLC	Delaware
FBRED Lux HYJV, LLC	Delaware
FBRED REIT High Yield Securities, LLC	Delaware
FBRED REIT TRS, LLC	Delaware
FBRED REIT TRS Holdco, LLC	Delaware
FBRED REIT BWH Seller, LLC	Delaware
FBRED REIT JWH Seller, LLC	Delaware
FBRED REIT WWH Seller, LLC	Delaware
FBRED REIT AWH Seller, LLC	Delaware
FBRED REIT AWH Mezzanine Loan Seller, LLC	Delaware
FBRED REIT AWH Mezzanine Loan Subsidiary, LLC	Delaware